UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2017

Vanguard Natural Resources, LLC
(Exact name of registrant as specified in its charter)

Delaware	001-33756	61-1521161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5847 San Felipe, Suite 3000
Houston, Texas 77057
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (832) 327-2255

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.
As previously disclosed, Vanguard Natural Resources, LLC (the “Company”) and certain subsidiaries (such subsidiaries, together with the Company, the “Debtors”) filed voluntary petitions for relief (the cases commenced thereby, the “Chapter 11 Cases”) under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Chapter 11 Cases are being administered under the caption In re Vanguard Natural Resources, et al.
The Company has filed its Second Amended Joint Plan of Reorganization, dated May 31, 2017 (the “Plan of Reorganization”), pursuant to which, upon the consummation of the Plan of Reorganization, the Company will sell all of its assets to a corporation (the “Acquiring Corporation”) owned by those parties participating in the rights offering and the second lien lenders in exchange for the assumption of the Company’s first lien debt, the assumption of the Company’s second lien debt, a cash payment from the Acquiring Corporation, common stock of the Acquiring Corporation and warrants to acquire common stock of the Acquiring Corporation. On June 2, 2017, the Bankruptcy Court entered the Order: (I) Approving Debtors’ Disclosure Statement for Second Amended Joint Plan of Reorganization; (II) Establishing Voting Record Date; (III) Approving Solicitation Packages and Distribution Procedures; (IV) Approving Forms of Ballot and Establishing Procedures for Voting on Joint Plan of Reorganization; (V) Approving Forms of Notice to Non-Voting Classes under Plan; (VI) Establishing Voting Deadline to Accept or Reject Plan; (VII) Approving Procedures for Vote Tabulations; (VIII) Approving Rights Offering Procedures and Related Materials; and (IX) Establishing Confirmation Hearing Date and Notice and Objection Procedures in Respect Thereof (the “Order”). The Company deems the disclosure contained in this Item 7.01 to be accurate and material following the entry of the Order.
Upon consummation of the transaction outlined briefly above and outlined in detail in the Plan of Reorganization, the Company expects that the Company will recognize both cancellation of indebtedness income and a net loss on the sale of all of its assets. Based on our current expectations of total enterprise value of $1.425 billion as stated in the Plan of Reorganization, the Company expects that there will be cancellation of indebtedness income allocated to the holders of the common units of the Company who are holders of record on the consummation date of the Plan of Reorganization. In addition, the Company expects a net taxable loss will be allocated to the holders of the common units who are holders of record on the consummation date of the Plan of Reorganization. Exhibit 99.1 to this Current Report on Form 8-K is furnished to provide, in summary form and for illustrative purposes only, additional information regarding a range of estimated taxable income or loss, as applicable, that may be recognized by holders of the Company’s common units in 2017 who are holders of record on the consummation date of the Plan of Reorganization, including in connection with cancellation of indebtedness income and taxable loss arising from transactions contemplated in the Plan of Reorganization. A holder’s actual net gain or loss will depend upon the length of time the holder has held the common units, the cumulative amount of depletion and depreciation allocated to the holder to date, and the amount paid by the holder to acquire such common units. Exhibit 99.1 to this Current Report on Form 8-K is not intended to be an illustrative example for any common unitholders who have sold or will sell their common units prior to the consummation date of the Plan of Reorganization.
The cancellation of indebtedness income and the net taxable loss described above will be recognized by the Company upon the consummation of the Plan of Reorganization which the Company expects will occur in 2017. The Company’s cancellation of indebtedness income and net taxable loss arising from the consummation of the Plan of Reorganization will be allocated to holders of the common units as of the effective date of the Plan of Reorganization. For those common unitholders who are holders of record on the effective date of the Plan of Reorganization, the Company expects a net taxable loss will be allocated to most holders of common units and will be available to offset the cancellation of indebtedness income allocated to such holder and that, depending on the amount of the net taxable loss allocated to a holder, such net taxable loss may fully offset the cancellation of indebtedness income allocated to such holder. Losses carried forward by a holder from prior years may be used to offset income allocated to such holder. Losses allocated to a holder may not be claimed to the extent those losses exceed the holder’s tax basis in its common units and preferred units of the Company.

The information in this Item 7.01 of this Current Report on Form 8-K, including the attached Exhibit 99.1, is being “furnished” pursuant to General Instruction B.2 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any of the Debtors’ filings under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Illustrative Table of 2017 Estimated Taxable Income/(Loss) per Common Unit by Partner Group.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANGUARD NATURAL RESOURCES, LLC

	By:	/s/ Richard A. Robert
	Name:	Richard A. Robert
	Title:	Executive Vice President and Chief Financial Officer
Dated: June 2, 2017		(Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

99.1	Illustrative Table of 2017 Estimated Taxable Income/(Loss) per Common Unit by Partner Group.